Exhibit 99.1
Cerner Media Contact: Sarah Bond, (816) 885-8020, sarah.bond@cerner.com
Cerner Investors Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Cerner Announces Variable Prepaid Forward Contract on Cerner Stock by
Chairman Neal Patterson and Vice Chairman Clifford Illig
Contract provides liquidity while maintaining ability to participate in future stock price appreciation
KANSAS CITY, Mo. — Nov. 9, 2009 —Cerner Corporation (Nasdaq: CERN) today announced that Chairman Neal Patterson and Vice Chairman Clifford Illig have each entered into a variable prepaid forward contract covering 500,000 shares of Cerner common stock.
Patterson and Illig are entering the variable prepaid forward contracts to provide funding for other business investments. The variable prepaid forward arrangements provide Patterson and Illig with current liquidity while allowing them to maintain voting and dividend rights in the stock, as well as the ability to participate in future stock price appreciation, during the term of the contracts.
The variable prepaid forward contracts are scheduled to settle in November 2012, at which time the actual number of shares to be delivered by Patterson and Illig will be determined based on the price of the company’s common stock, with the number not to exceed 500,000 shares each. Subject to certain conditions, Patterson and Illig can also elect to settle the variable prepaid forward contracts in cash or with other collateral.
The variable prepaid forward contracts do not apply to the approximately 11.3 million remaining shares of the company’s stock and vested options held by Patterson and Illig personally, jointly or in trust over which shares Patterson and Illig have sole or shared voting power.
About Cerner
Cerner is transforming healthcare by eliminating error, variance and waste for healthcare providers and consumers around the world. Cerner® solutions optimize processes for healthcare organizations ranging in size from single-doctor practices, to health systems, to entire countries, for the pharmaceutical and medical device industries, and for the healthcare commerce system. These solutions are licensed by more than 8,000 facilities around the world, including approximately 2,100 hospitals; 3,300 physician practices covering more than 30,000 physicians; 500 ambulatory facilities, such as laboratories, ambulatory centers, cardiac facilities, radiology clinics and surgery centers; 600 home-health facilities; and 1,500 retail pharmacies. The following are trademarks of Cerner: Cerner and Cerner’s logo. Nasdaq: CERN. For more information about Cerner, please visit our Web site at www.cerner.com.
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